Exhibit 99.1

PRESS RELEASE

Investor Contact	Media Contact
Jason Starr	Jess Monney
Gen	Gen
IR@GenDigital.com	Press@GenDigital.com

Gen Extends its Financial Wellness Offerings with the Acquisition of MoneyLion

Gen Adds Financial Empowerment to Credit and Identity Protection Solutions

TEMPE, Ariz. & PRAGUE, December 10, 2024 – Gen Digital Inc. (NASDAQ: GEN), a global leader dedicated to powering Digital Freedom through its family of consumer brands, announced today that it has entered into a definitive agreement to acquire MoneyLion Inc. (NYSE: ML), a leading digital ecosystem for consumer finance that empowers everyone to make their best financial decisions. With the addition of MoneyLion, Gen builds upon its mission, now empowering people to grow, manage, and secure their digital and financial lives.

“Gen has a family of consumer brands that’s dedicated to protecting people’s privacy, identity and financial assets so they can live their digital lives securely and without worry,” said Vincent Pilette, CEO of Gen. “By bringing MoneyLion into the Gen family, we’re not only helping people protect what they already have, we’re extending our capabilities to enable people to better manage and grow their financial wealth. We look forward to welcoming the MoneyLion team, so together, we can power digital and financial freedom.”

MoneyLion is a leading digital ecosystem for consumer finance. Through this acquisition, MoneyLion extends Gen's identity solutions into offering comprehensive financial wellness through MoneyLion’s full-featured personal finance platform that includes credit building and financial management services. Additionally, Gen acquires a scaled and proven B2B2C white-labeled AI recommendation platform that can be leveraged and enhanced by Gen’s consumer base. MoneyLion’s over 18 million customers broaden and diversify Gen’s customer base, expanding the Company's top of funnel for full credit and identity protection.

“MoneyLion has built a mission-driven platform that empowers people to take control of their financial futures with confidence,” said Dee Choubey, Co-Founder and CEO of MoneyLion. “Joining Gen accelerates our vision by leveraging their global reach, trusted brands, and powerful ecosystem. We’ll deliver MoneyLion’s leading personal financial management tools and embedded financial marketplaces to Gen’s users while bringing Gen’s strong identity, trust and cybersecurity solutions to our customers.

Together, we’ll create unmatched consumer value, combining innovative fintech products and experiences with Gen’s trusted network to empower smarter financial decisions and secure people’s digital and financial lives.”

Transaction Details and Approvals

The Board of Directors of both Gen and MoneyLion have unanimously approved the proposed acquisition of MoneyLion by Gen for $82.00 per share in cash payable at closing, representing a cash value of approximately $1 billion. In addition, for each share owned, MoneyLion shareholders will receive at closing one contingent value right (“CVR”) that entitles the holder to a contingent payment of $23.00 in the form of shares of Gen common stock (issuable based on an assumed share price of $30.48 per Gen share) if Gen’s average volume-weighted average share price reaches at least $37.50 per share over 30 consecutive trading days from December 10, 2024 until 24 months after close. There can be no assurance that any payments will be made with respect to CVRs. It is expected that the CVRs will be listed on the Nasdaq Stock Market.

Closing of the proposed acquisition is subject to customary closing conditions and is expected to occur in the first half of Gen’s fiscal year 2026, with no impact to Gen’s fiscal year 2025 guidance as provided on October 30, 2024. The acquisition is accretive to Non-GAAP EPS, reinforces the Company's long-term financial model, and the Company re-affirms its commitment of net leverage below 3x EBITDA by FY27.

An investor presentation with additional information is available on the Gen Investor Relations website located at Investor.GenDigital.com.

Advisors

Evercore is serving as financial advisor to Gen and Kirkland & Ellis LLP is serving as its legal advisor. Keefe, Bruyette & Woods, Inc., A Stifel Company, is serving as exclusive financial advisor to MoneyLion, and Davis Polk & Wardwell LLP is serving as legal counsel to MoneyLion.

###

About Gen

Gen™ (NASDAQ: GEN) is a global company dedicated to powering Digital Freedom through its trusted Cyber Safety brands, Norton, Avast, LifeLock, Avira, AVG, ReputationDefender and CCleaner. The Gen family of consumer brands is rooted in providing safety for the first digital generations. Now, Gen empowers people to live their digital lives safely, privately, and confidently today and for generations to come. Gen brings award-winning products and services in cybersecurity, online privacy and identity protection to nearly 500 million users in more than 150 countries. Learn more at GenDigital.com.

About MoneyLion

MoneyLion (NYSE: ML) is a leader in financial technology powering the next generation of personalized products, content, and marketplace technology, with a top consumer finance super app, a premier embedded finance platform for enterprise businesses and a world-class media arm. MoneyLion’s mission is to give everyone the power to make their best financial decisions. Through its go-to money app for consumers, MoneyLion delivers curated content on finance and related topics, through a tailored feed that engages people to learn and share. People take control of their finances with its innovative financial products and marketplace - including a full-fledged suite of features to save, borrow, spend, and invest - seamlessly bringing together the best offers and content from MoneyLion and its 1,200+ Enterprise Partner network, together in one experience. Learn more at www.moneylion.com.

Forward-Looking Statements

Certain statements herein and the documents incorporated herein by reference may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Rule 175 promulgated thereunder, and Section 21E of the Exchange Act and Rule 3b-6 promulgated thereunder, which statements involve inherent risks and uncertainties. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of MoneyLion and Gen Digital, respectively, with respect to the proposed transaction, the strategic benefits and financial benefits of the proposed transaction, including the expected impact of the proposed transaction on the combined company’s future financial performance (including anticipated accretion to earnings per share, the tangible book value earn-back period and other operating and return metrics), the timing of the closing of the proposed transaction, and the ability to successfully integrate the combined businesses. Such statements are often characterized by the use of qualified words (and their derivatives) such as “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project,” “predict,” “potential,” “assume,” “forecast,” “target,” “budget,” “outlook,” “trend,” “guidance,” “objective,” “goal,” “strategy,” “opportunity,” and “intend,” as well as words of similar meaning or other statements concerning opinions or judgments of MoneyLion, Gen Digital or their respective management about future events. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions, include, among others, the following:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;

•	the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction) and the possibility that the proposed transaction does not close when expected or at all because required regulatory approval, the approval by MoneyLion’s stockholders, or other approvals and the other conditions to closing are not received or satisfied on a timely basis or at all;

•	the possibility that the milestone may not be met and that payment may not be made with respect to the contingent value rights;

•	the possibility that the contingent value rights may not meet the applicable listing requirements or be accepted for listing on the Nasdaq Stock Market LLC;

•	the outcome of any legal proceedings that may be instituted against MoneyLion, Gen Digital or the combined company;

•	the possibility that the anticipated benefits of the proposed transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which MoneyLion or Gen Digital operate;

•	the possibility that the integration of the two companies may be more difficult, time-consuming or costly than expected;

•	the possibility that the proposed transaction may be more expensive or take longer to complete than anticipated, including as a result of unexpected factors or events;

•	the diversion of management’s attention from ongoing business operations and opportunities;

•	potential adverse reactions of MoneyLion’s or Gen Digital’s customers or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction;

•	changes in MoneyLion’s or Gen Digital’s share price before closing;

•	risks relating to the potential dilutive effect of shares of Gen Digital’s common stock that may be issued pursuant to certain contingent value rights issued in connection with the proposed transaction; and

•	other factors that may affect future results of MoneyLion, Gen Digital or the combined company.

These factors are not necessarily all of the factors that could cause MoneyLion’s, Gen Digital’s or the combined company’s actual results, performance or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm MoneyLion’s, Gen Digital’s or the combined company’s results.

Although each of MoneyLion and Gen Digital believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of MoneyLion or Gen Digital will not differ materially from any projected future results expressed or implied by such forward-looking statements. Additional factors that could cause results to differ materially from those described above can be found in MoneyLion’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2023, quarterly reports on Form 10-Q, and other documents subsequently filed by MoneyLion with the SEC and Gen Digital’s most recent annual report on Form 10-K for the fiscal year ended March 29, 2024, quarterly reports on Form 10-Q, and other documents subsequently filed by Gen Digital with the SEC. The actual results anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on MoneyLion, Gen Digital or their respective businesses or operations. Investors are cautioned not to rely too heavily on any such forward-looking statements. Forward-looking statements speak only as of the date they are made and MoneyLion and Gen Digital undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Additional Information and Where to Find It

In connection with the proposed transaction, Gen Digital intends to file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) to register the contingent value rights to be issued by Gen Digital in connection with the proposed transaction and that will include a proxy statement of MoneyLion and a prospectus of Gen Digital (the “Proxy Statement/Prospectus”), and each of MoneyLion and Gen Digital may file with the SEC other relevant documents concerning the proposed transaction. A definitive Proxy Statement/Prospectus will be sent to the stockholders of MoneyLion to seek their approval of the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND STOCKHOLDERS OF MONEYLION ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MONEYLION, GEN DIGITAL AND THE PROPOSED TRANSACTION AND RELATED MATTERS.

A copy of the Registration Statement, Proxy Statement/Prospectus, as well as other filings containing information about MoneyLion and Gen Digital, may be obtained, free of charge, at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, when they are filed, free of charge, from MoneyLion by accessing MoneyLion’s website at https://investors.moneylion.com or from Gen Digital by accessing Gen Digital’s website at https://investor.gendigital.com/overview/default.aspx. Copies of the Registration Statement, the Proxy Statement/Prospectus and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Sean Horgan, Head of Investor Relations, at shorgan@moneylion.com, or by calling (332) 258-7621, or to Gen Digital by directing a request to Gen Digital’s Investor Relations department at 60 East Rip Salado Parkway, Suite 1000, Tempe, AZ 85281 or by calling (650) 527-8000 or emailing IR@gendigital.com. The information on MoneyLion’s or Gen Digital’s respective websites is not, and shall not be deemed to be, a part of this communication or incorporated into other filings either company makes with the SEC.

Participants in the Solicitation

MoneyLion, Gen Digital and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of MoneyLion in connection with the proposed transaction. Information about the interests of the directors and executive officers of MoneyLion and Gen Digital and other persons who may be deemed to be participants in the solicitation of stockholders of MoneyLion in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement/Prospectus related to the proposed transaction, which will be filed with the SEC. Information about the directors and executive officers of MoneyLion and their ownership of MoneyLion common stock and MoneyLion’s transactions with related persons is also set forth in the sections entitled “Executive Officers,” “Corporate Governance,” “Certain Relationships and Related Party Transactions,” “Executive and Director Compensation” and “Beneficial Ownership of Securities” included in the definitive proxy statement for MoneyLion’s 2024 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on April 29, 2024. Information about the directors and executive officers of MoneyLion, their ownership of MoneyLion common stock, and MoneyLion’s transactions with related persons is set forth in the sections entitled “Directors, Executive Officers and Corporate Governance,” “Executive Compensation,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and “Certain Relationships and Related Transactions, and Director Independence” included in MoneyLion’s annual report on Form 10 K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 7, 2024. Information about the directors and executive officers of Gen Digital, their ownership of Gen Digital common stock, and Gen Digital’s transactions with related persons is set forth in the sections entitled “Corporate Governance,” “The Board and Its Committees,” “Director Nominations and Communication with Directors,” “Our Executive Officers,” “Security Ownership of Certain Beneficial Owners and Management,” “Executive Compensation and Related Information,” and “Certain Relationships and Related Transactions” included in Gen Digital’s definitive proxy statement in connection with its 2024 Annual Meeting of Stockholders, as filed with the SEC on July 29, 2024.